    701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com

Lakeland Industries, Inc. Reports First Quarter Fiscal Year 2010 Financial Results

Achieves Profit Amid Global Recession; Strong Financial Position Enhances Worldwide Market Position

RONKONKOMA, NY -- June 9, 2009 -- Lakeland Industries, Inc. (NASDAQ: LAKE) today announced financial results for its first quarter fiscal year 2010 ended April 30, 2009.

Financial Results Highlights and Recent Company Developments

▪	Revenue of $24.0 million in Q1FY10 compared with $27.3 million in Q1FY09
▪	Lower revenues resulting from winding down of global recession and distributor/customer liquidity initiatives
▪	International expansion efforts drive non-US revenue growth and improved market share
▪	Revenues from outside the US were 28% of total in Q1FY10 as compared with 15.1% for Q1FY09
▪	International Growth
o	Brazil acquisition added:
▪	$2.6 million of sales in Q1FY10
▪	Gross margin of 46.7% for Q1FY10
o	Stage set for further market expansion with strategically positioned global manufacturing facilities and enhanced product lines
▪	Strength in US dollar through Q1FY10 masks organic growth of international operations
▪	Sales of disposable products in North America declined by 28.3% in Q1FY10 compared with prior year periods due to depressed economy, particularly in the automotive supply chain
▪	Despite weakness in US sales during Q1FY10, the US Reflective Division increased sales by 35.5% over Q1FY09, driven by new infrastructure spending and related industry regulations
▪	Gross margin improved over Q1FY09 by 60 basis points, primarily from inclusion of higher margin Brazil operations
▪	Operating expenses significantly reduced year-over-year at most operations; Brazil acquisition in May 2008 provides incremental expenses in Q1FY10
▪	Positive net income in Q1FY10 despite one-time, non-cash income tax expense of $350,000 for change in deferred tax estimate relating to ongoing restructuring of India operations
▪	Effective expense and cash management initiatives resulted in $3.9 million reduction of bank debt at 4/30/09 from 1/31/09
▪	Anticipated growth catalysts beginning in Q2FY10
o	Increased sales for purchases related to swine flu outbreak
o	Stabilization and improvement in global economy
o	Continued transition to lower cost raw materials
o	Expand use of selective manufacturing at lower cost facilities
o	Full quarterly impact of reduced operating expenses
o	Elimination of one-time, non-cash charge in Q1FY10
o	Weakening of US dollar against foreign currencies
o	Brazilian sales of branded Lakeland products

First Quarter Fiscal Year 2010 Financial Results

Net Sales. Net sales decreased $3.3 million, or 12.1%, to $24.0 million for the three months ended April 30, 2009 from $27.3 million for the three months ended April 30, 2008.  The net decrease was mainly due to lower domestic sales and the global economic recession along with severe business conditions affecting automakers and the related supply chain.  External sales from China increased by $0.1 million or 7.0% driven by sales to the Company’s new Australian distributor.  Canada  sales decreased by $0.1 million or 7.4%; UK sales decreased by $0.5 million or 38%;  Chile sales decreased by $0.1 million or 22%; and sales in India increased by $0.1 million or 215%.  In the US, sales of disposables decreased by $5.2 million, chemical suit sales decreased by $0.1 million, wovens decreased by $0.4 million, reflective sales increased by $0.3 million and glove sales decreased by $0.5 million.  Sales in Brazil were $2.6 million for Q1FY10, but were not included in operations for Q1 FY09 as this business had been acquired in May 2008.

Gross Profit. Gross profit decreased $0.7 million, or 10%, to $6.0 million for the three months ended April 30, 2009 from $6.7 million for the three months ended April 30, 2008.  Gross profit as a percentage of net sales increased to 25.1% for the three months ended April 30, 2009 from 24.5% for the three months ended April 30, 2008.  Despite gross margins for US disposable products declining by 450 basis points due to higher priced raw material and a very competitive pricing environment coupled with lower volumes, the overall improvement in quarterly gross margin reflects an improved international sales mix and other cost management initiatives.  Major factors contributing to the increased quarterly gross margin include:
▪	Inclusion of Brazil operations with gross margin of 46.7% for the quarter
▪	Chemical division gross margin increased by 8.6 percentage points resulting from an improved sales mix
▪	Canada gross margin increased by 14.8 percentage points mainly resulting from more favorable exchange rates and local competitive pricing climate

Operating Expenses. Operating expenses increased $0.1 million, or 1.9%, to $5.3 million for the three months ended April 30, 2009 from $5.2 million for the three months ended April 30, 2008.  As a percentage of sales, operating expenses increased to 22.2% for the three months ended April 30, 2009 from 19.2% for the three months ended April 30, 2008.  The $0.1 million increase in operating expenses in the three months ended April 30, 2009 as compared to the three months ended April 30, 2008 were comprised of:

▪	($0.3) million lower freight out costs resulting from significantly lower prevailing carrier rates and lower volume
▪	($0.2) million in reduced administrative and officer salaries resulting from cost cut-backs, along with related reduction in payroll taxes and employee benefits
▪	($0.2) million in reduced sales commissions resulting from lower volume
▪	($0.2) million in reduced shareholder costs relating to the proxy contest in Q1 last year
▪	($0.1) million reduction in foreign exchange costs resulting from the Company’s hedging program and more favorable rates
▪	($0.1) million miscellaneous decreases
▪
$0.1 million in increased operating costs in China resulting from the large increase in direct international sales made by the unit in China and are now allocated to SG&A costs; these expenses were previously allocated to cost of goods sold

▪	$1.1 million of operating expenses in Brazil for the three months ended April 30,2009, not included in operations for the three months ended April 30, 2008

Operating profit. Operating profit decreased 53.1% to $0.7 million for the three months ended April 30, 2009 from $1.4 million for the three months ended April 30, 2008.  Operating margins were 2.8% for the three months ended April 30, 2009 compared to 5.3% for the three months ended April 30, 2008.  The reduction in operating profit and margin reflect the lower level of consolidated sales and the modest increase in operating expenses partially offset by higher gross margin as a percentage of revenue.

Interest Expenses.  Interest expenses increased by $0.1 million for the three months ended April 30, 2009 as compared to the three months ended April 30, 2008 due to higher borrowing levels outstanding mainly due to the purchase price paid for the Brazil acquisition, partially offset by lower interest rates.

Income Tax Expense.  Income tax expenses consist of federal, state, and foreign income taxes.  Income tax expenses decreased $0.1 million, or 12%, to $0.4 million for the three months April 30, 2009 from $0.5 million for the three months ended April 30, 2008.  The Company’s effective tax rates were 81.5% and 35.2% for the three months ended April 30, 2009 and 2008, respectively. The effective tax rate in Q1FY10 was affected by a $350,000 reserve against deferred taxes resulting from the India restructuring, losses in India and UK with no tax benefit, tax benefits in Brazil resulting from government incentives and goodwill write-offs, and credits to prior year taxes in the US not previously recorded.  The $350,000 reserve is a one-time, non-cash expense.

Net Income.  Net income decreased $0.8 million, or 89%, to $0.1 million for the three months ended April 30, 2009 from $0.8 million for the three months ended April 30, 2008. The decrease in net income primarily resulted from a decrease in sales and substantial increase in provision for income taxes resulting from the one-time, non-cash reserve of $350,000, partially offset by effective expense management and cost controls.

Management’s Comments

Commenting on the financial results, Lakeland Industries President and Chief Executive Officer Christopher J. Ryan said, “Lakeland, like most companies, experienced  ever challenging business conditions in the calendar year to date.  Our international diversification strategy which commenced a few years ago had anticipated a slowdown in economic activity in the US, where most of our business had been derived, although we had not foreseen its severity or the global reach it would have. We are very pleased to report that international revenues represented over 28% of total revenues in the first quarter of fiscal 2010, which is an increase from 15.1% in the same period of the prior year.  While this positions us favorably with diversification and the ability to expand our market share, the strong US dollar against many foreign currencies masks our true organic growth.  Nevertheless, while we have grown in many of our markets, we have experienced a slowdown in orders in other markets that mirror the local economic activity.  There has been a noticeable effort among distributors and end user customers to allow their inventory levels to reduce so that they may better cope with global liquidity concerns or until there is a resumption in business activity.

In response to this operating climate in our first fiscal quarter, we vigorously took all of our costs and expenses under review.  A key initiative relied on our ability to leverage our global manufacturing facilities such that we may benefit from lower cost operations and faster delivery to our growing base of global customers.  This has produced one of the intended results in the improvement of gross margin percentage on lower sales volume in the first fiscal quarter.  Our status as low cost manufacturer along with favorable geographic proximity to customers has positioned us well, particularly in taking advantage of the immediate term increase in orders for products relating to the swine flu outbreak.  Swine flu-related orders should be additive to our second fiscal quarter which began May 1, 2009.

Among other expense management initiatives, we have reduced overhead and wages commensurately with our sales levels.  As a well capitalized company amid a contracting global economy, our business is in demand by suppliers and business partners.  The global recession has afforded us the opportunity to renegotiate terms and pricing on materials we use in making our products as well as items and services used in various aspects of daily business.  In addition to more disciplined spending, we have been aggressively managing our cash flow.  To this end, work-in-process as well as finished goods inventories have been reduced and are being closely managed.  Again, due to the development of our globally diversified operating footprint, we can more effectively manage our costs while improving customer service.  The result of our cash management initiatives is the paying down of $3.9 million of our debt in the first fiscal quarter.  At April 30, 2009, our loan balance was $20.5 million, a reduction from $24.4 million at the end of our fiscal fourth quarter on January 31, 2009.

Looking ahead, we believe there will be an inflexion point for our operating performance.  With the US dollar as strong as it was during our first fiscal quarter, the translation of our foreign sales and earnings were negatively impacted.  The pendulum has been swinging the other direction and this should have a positive impact on international sales and earnings in the coming quarters.  Many of the overhead reductions made throughout the first quarter will more completely impact the second quarter ended July 31, 2009, which is a period that will also have an elimination of the one-time, non-cash charge of approximately $0.06 cents per share in the first quarter.  Finally, the global economy seems to have bottomed out and we have made considerable inroads toward penetrating new distributors and new end-user customers.  There has been an overall increase in the number of customers we serve and the number of purchase orders we receive, although given the most recent economic activity the average order size has declined.  As the economy improves and we further penetrate our new and increasing number of customers, we envision an overall increase in the quantity and magnitude of orders.  Furthermore, we have several new products using lower cost raw materials that we have recently introduced or are preparing for commercial launch  which complement our expended product lines.  Overall, we are encouraged by the prospects of our second quarter and future periods.”

Financial Results Conference Call

Lakeland will host a conference call at 10:00 AM (EDT) on June 9, 2009, to discuss the Company’s first quarter fiscal year 2010 financial results. The conference call will be hosted by Christopher J. Ryan, Lakeland’s President and CEO.  Investors can listen to the call by dialing 877-874-1588 (domestic) or 719-325-4782 (international), code 4953494.

A conference call replay will be available by dialing 888-203-1112 (domestic) or 719-457-0820 (international), code 4953494.

About Lakeland Industries, Inc.:

Lakeland Industries, Inc. (NASDAQ: LAKE) manufactures and sells a comprehensive line of safety garments and accessories for the industrial protective clothing market.  The Company’s products are sold by a direct sales force and through independent sales representatives to a network of over 1,000 safety and mill supply distributors.  These distributors in turn supply end user industrial customers such as chemical/petrochemical, automobile, steel, glass, construction, smelting, janitorial, pharmaceutical, and high technology electronics manufacturers, as well as hospitals and laboratories.  In addition, Lakeland supplies federal, state, and local government agencies, fire and police departments, airport crash rescue units, the Department of Defense, the Centers for Disease Control and Prevention, and may other federal and state agencies.  For more information concerning Lakeland, please visit the Company online at www.lakeland.com.

Contacts:
Lakeland Industries	Darrow Associates
631-981-9700	631-367-1866
Christopher Ryan, CJRyan@lakeland.com	Jordan Darrow, jdarrow@darrowir.com
Gary Pokrassa, GAPokrassa@lakeland.com

# # #

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995:  Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission or made by management.  All statements, other than statements of historical facts, which address Lakeland’s expectations of sources or uses for capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements.  As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “projected,” “planned,” “intended,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events.  We caution readers that these forward-looking statements speak only as of the date hereof.  The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.

(Tables to follow)

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands except share data)

	April 30,	January 31,
ASSETS	2009	2009
	(Unaudited)

Current assets:
Cash and cash equivalents	$3,940	$2,755
Accounts receivable, net	15,089	13,353
Inventories, net	52,239	57,074
Deferred income taxes	2,228	2,578
Prepaid Income Taxes	518	531
Other current assets	1,861	2,071
Total current assets	75,875	78,362

Property and equipment, net	13,888	13,736
Other Assets	4,488	4,406
Goodwill	5,109	5,109
	$99,360	$101,613

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$5,054	$3,853
Accrued compensation and benefits	2,836	3,069
Other accrued expenses	63	435
Loans payable	575	-----
Current maturity of long term debt	94	94
Total current liabilities	8,622	7,452
Borrowing under revolving credit facility	20,491	24,408
Construction loan payable (net of current maturity of $94)	1,389	1,368
Other liabilities	79	75
Total liabilities	30,581	33,302

Commitments and contingencies

Stockholders’ equity: Preferred stock, $0.01 par; authorized 1,500,000 shares (none issued)
Common Stock, $0.01 par; authorized 10,000,000 shares issued and outstanding 5,523,288 shares at April 30, 2009 and at January 31, 2009, respectively	55	55
Less treasury stock at cost 125,322 shares at April 30, 2009 and 107,317 at January 31, 2009	(1,353)	(1,255)
Other comprehensive loss	(3,827)	(4,192)
Additional paid-in capital	49,615	49,512
Retained earnings	24,289	24,191
Total stockholders’ equity	68,779	68,311
Total liabilities and stockholders’ equity	$99,360	$101,613

LAKELAND INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except share and per share data)
(Unaudited)

	Three Months Ended
	April 30,
	2009	2008

Net sales	$23,975	$27,280
Cost of goods sold	17,965	20,601
Gross profit	6,010	6,679
Operating expenses	5,331	5,231
Operating profit	679	1,448
Interest and other income, net	40	30
Interest expense	(194)	(99)
Income before income taxes	525	1,379
Income tax expense	428	486
Net income	$97	$893
Net income per common share:
Basic	$0.02	$0.16
Diluted	$0.02	$0.16

Weighted average common
shares outstanding:
Basic	5,406,291	5,487,260
Diluted	5,468,616	5,520,868